EXHIBIT 10.3
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                                    FORM OF
                    SUPPLEMENTAL EXECUTIVE BENEFIT AGREEMENT
               BY AND BETWEEN NAMED EXECUTIVE OFFICER OR DIRECTOR

WORKINGMEN'S SAVINGS BANK (the "Bank") hereby enters into this Supplemental Executive Benefit Agreement (the "Agreement") with ___________________ (the "Executive") in accordance with the terms set forth below as of this __________ day of ________________, 1999.

WHEREAS, the Executive is a member of a select group of management or highly compensated employees of the Bank; and

WHEREAS, the Executive has provided many years of dedicated service to the Bank which has contributed greatly to the Bank's success; and

WHEREAS, the Bank is hopeful that the Executive will continue to contribute to the future success of the Bank; and

WHEREAS, the Bank desires to reward the Executive for such past services and to encourage the Executive to continue in his dedicated service for the Bank.

NOW THEREFORE, the Bank and Executive agree to the following terms of this Agreement.

Section 1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall be defined as follows:

(a) After-Tax Adjusted Investment Rate. The percentage that is determined as the product of
     (i) the one year rate of interest paid for U. S. Treasury Bills as determined on the Anniversary Date multiplied by (ii) the estimated effective after-tax rate of the Bank as determined by the Committee. If the tax consequences to the Executive of benefits under this Agreement are changed pursuant to legal, legislative or administrative decisions, then the After-Tax Adjusted Investment Rate will be changed accordingly and the defined terms in that situation are After-Tax Adjustment Investment Rate and Executive.
(b) Bank. Workingmen's Savings Bank and any successors or assigns which accept the terms of this Agreement.
(c) Beneficiary. The beneficiary designated by the Executive in writing and delivered to the Committee. In the absence of any such writing, the beneficiary shall be the Executive's spouse, if living, and if not living, the Executive's estate.
(d) Change in Control. The purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the
     Securities Exchange Act of 1934 ("Act") , or any comparable successor provisions of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Bank's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Bank of a reorganization, merger, or consolidation in each case, with respect to which persons who were stockholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter own more that 50 percent of the combined voting power entitled to vote generally

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     in the  election of directors of the  reorganized,  merged or  consolidated
     Bank's ten outstanding securities, or a liquidation of the employer or of the sale of all or substantially all of the Bank's assets. The Bank shall have the duty to inform the Trustee in writing upon the occurrence of a Change of Control. The Trustee shall be entitled to conclusively rely upon such written certification of the Bank.
(e)  Code. The Internal Revenue Service Code of 1986, as amended.
(f)  Committee. The Board of Directors of the Bank.
(g) Cost of -Funds Expense. For the First Plan Year, the Cost of Funds Expense shall equal the Total Premium Amount multiplied by the After-Tax Adjusted Investment Rate. For each Plan Year thereafter, the Cost of Funds Expense shall equal the sum of (i) Total Premium Amount for the previous Plan Year, plus (ii) the Cost of Funds Expense f or the previous Plan Year multiplied by the After-Tax Adjusted Investment Rate.
(h) Defined Contribution Amount. The defined Contribution Amount for any Plan Year shall be the annual after-tax income from the Policy for the Plan Year.
(i) Effective Date. The Effective Date of this Agreement shall be the date first written above.
(j)  ERISA. The Employee Retirement Income Security Act of 1974, as amended.
(k)  Executive.________________
(1) Normal Retirement Date. The later of the Executive's termination of employment date or his 65th birthday.
(m) Plan Year. The Plan Year shall be the calendar year, except that in the first year, the Plan Year shall be the short year from the Effective Date of this Agreement to December 31 of that calendar year.
(n) Policy. one or more Key-Man Life Insurance Policies and/or Annuity Policies which may be purchased on the life of the Executive and which are described in Exhibit A to this Agreement. Notwithstanding any provision in this Agreement to the contrary the Bank is not obligated to purchase such a Policy for the Executive, and if the Bank , in fact, has not purchased such a Policy for the Executive then the Defined Contribution Amount shall be determined based on illustrations provided by the Insurer as if the policy were in effect.
(o) Pre-Retirement Contribution. The annual amount credited to the Executive's Pre- Retirement Account for a Plan Year as provided under Section 2 of this Agreement.
(p) Pre-Retirement Contribution Account. The Account of the Executive which is credited with Pre-Retirement Contributions as provided under Section 2 of this Agreement.
(q)  Supplemental   Retirement  Benefit.  The  annual  benefit  payable  to  the
     Executive as determined under Section 5 of this Agreement.
(r) Terminated for Cause. The Executive shall be Terminated for Cause for purposes of this Agreement if the Executive is terminated on account of (i) gross negligence, (ii) gross neglect, or the conviction of a felony or gross misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to whether the Executive has been Terminated for Cause the dispute shall be resolved through binding arbitration.
(s) Total Cost of Funds Expense. For any Plan Year, the Total Cost of Funds Expense shall equal the sum of (i) the Cost of Funds for the Plan Year, plus (ii) the sum of all of the Cost of Funds Expenses for all prior Plan Years.
(t) Total Defined Contribution Amount. For any Plan Year, the Total Defined Contribution Amount shall equal the sum of (i) the Defined Contribution Amount for the Plan Year, plus (ii)


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     the sum of all of the Defined Contribution Amount for all prior Plan Years.
(u) Total Premium Amount. The total amount of premiums contributed by the Bank to the Policy.
(v) Vesting Percentage. All amounts payable hereunder shall be fully vested as of the date of allocation as a Pre-Retirement Contribution.

Section 2. Pre-Retirement Contribution. The Committee may, in its sole discretion as per Section 5 Amount of Benefits, allocate a positive or negative amount as a Pre-Retirement Contribution for the benefit of the Executive with respect to each Plan Year to the Executive's Pre- Retirement Contribution Account until the earlier of (i) the termination of this Agreement, or (ii) the year the Executive terminates employment with the Bank. Although the Committee has complete discretion to allocate a larger amount, it is intended that the amount of the Supplemental Retirement Contribution for a calendar year will approximate the amount equal to the Total Defined Contribution Amount as of a Plan Year minus the Total Cost of Funds Expense as of a Plan Year.

Section 3. Funding of Benefits. The Bank may purchase and make contributions to a Policy on the life of the Executive for purposes of assisting it in satisfying its obligation to pay benefits under this Agreement. The Bank shall be the owner and beneficiary under the Policy. The Executive shall have no rights under the Policy which is allocated to current death benefit protection. The Bank's transfer of amounts from the Policy shall not cause the Agreement to be "funded" for purposes of code Sections 83 and 402 and Title I of ERISA.

Section 4. Unsecured Right To Benefits. The Executive shall have only the unsecured and unfunded promise to be paid benefits under this Agreement. Therefore, this Agreement shall not create a transfer of "property" for federal income tax purposes and shall be a "Top-Hat Plan" for purposes of Title I of ERISA.

Section 5. Amount of Benefits. The annual amount of the Executive's Supplemental Retirement Benefit under this Agreement shall equal the amount which is the sum of (i) the total amount allocated to the Executive's Pre-Retirement Contribution Account plus (ii) for each year, the amount determined by subtracting the Cost of Funds Expenses for the Plan Year from the Defined Contribution Amount for the Plan Year.

Section 6. Payment of Benefits Upon Normal Retirement Date. If the Executive is an employee of the Bank until his Normal Retirement Date, the Executive shall receive his Supplemental Retirement Benefit under this Agreement as soon as practicable after his Normal Retirement Date and on each succeeding anniversary for his life after his Normal Retirement Date.

Section 7. Payment of Benefits Upon Termination of Employment. Subject to the forfeiture provision of Section 8, if the Executive terminates employment with the Bank before his Normal Retirement Date, the Executive shall receive a portion of his Supplemental Retirement Benefit determined by multiplying his Supplemental Retirement Benefit by the Vesting Percentage.

Section 8. Forfeiture of Benefits. If the Executive is Terminated For Cause at any time prior


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to his Normal Retirement Date, all Supplemental  Retirement  Benefits under this
Agreement shall be forfeited.

Section 9. Death Benefits. If the Executive dies prior to receiving all of his Supplemental Retirement Benefits under this Agreement, the Executive's Beneficiary shall receive such benefits in a lump-sum cash payment as soon as practicable after the Executive's death.

Section 10. Administration. This Agreement shall be administered by the Committee. All determinations by the Committee as to any questions arising under this Agreement, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons. The Committee may delegate any of its responsibilities under this Agreement to another committee of the Bank or to any other delegate; except that the Executive may not make any decisions under this Agreement.

Section 11. Interest not Transferable. All benefits provided under this Agreement may not be assigned, alienated, attached or encumbered by the Executive or his Beneficiary.

Section 12. Effect on Other Benefit Plans. Amounts credited or paid under this Agreement shall not be considered to be compensation for the purposes of any qualified retirement plans maintained by the Bank. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.

Section 13. Incompetency. In the event the Executive is determined by a court to be incompetent, the Committee may, in its discretion, pay the benefits provided herein to the Executive's legal guardian for the benefit of the Executive.

Section 14. Claims Provision. The Executive may make a claim to the Committee with regard to a payment of benefits provided herein. If the Committee receives a claim in writing, the Committee must give notice to the Executive in writing within a responsible period of time after receipt of the claim, (not to exceed 90 days; or under special circumstances, 120 days) . The notice of denial shall set forth the following information:

          (a)  The specific reasons for such denial;
          (b) Specific reference to pertinent Agreement provisions on which the denial is based;
          (c) A description of any additional material or information necessary for the Executive to perfect a claim and an explanation of why such material or information is necessary; and (d) An explanation of the Agreement's claim review procedure.


         If the Executive does not receive a notice of denial within 180 days after receipt of the claim, the claim will be deemed to have been denied. The Executive may request a review of a denial (or deemed denial) by filing with the Committee a written request for such review. The request must be filed within 60 days after the notice of denial is received, or within 60 days after


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the  denial is deemed to have  occurred.  The  Executive  may  review  pertinent documents and submit issues and comments in writing within the same 60 day period. If a request for review is filed, such review shall be made by the Committee with in 60 days after receipt of such request, unless special. circumstances require an extension of time for processing, in which case the Executive shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Upon completion of the review, the Executive shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision and specific references to the pertinent provisions on which the decision is based.

Section 15. Employment Agreement. The terms of this Agreement shall not affect in any way the Executive's agreement of employment with the Bank. Also, this Agreement shall not be construed as to require the Executive's retirement at any specific date.

Section 16. Severability. In the event that any provision of the Agreement shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Agreement. Instead the Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted and the Bank shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

Section 17. Applicable Law. To the extent that state law applies, the Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 18. Amendment. The Bank expressly reserves the right to amend this Agreement at any time. This Agreement nay be amended at any time by a written action of the Committee.

Section 19. Termination. The Bank expressly reserves the right to terminate this Agreement. Upon such termination, if the Executive has already begun receiving benefits under this Agreement, the Bank shall have the option to either continue paying annual benefits or pay the Executive a lump sum payment of the present value of his total remaining benefits under this Agreement. The present value of benefits shall be determined in accordance with the mid-term Applicable Federal Rate (AFR) in effect as of the date of termination or such other mutually agreed upon rate by the Bank and the Executive.